Exhibit 99.2

News Release
General Inquiries: (877) 847-0008
www.sanchezpp.com

Sanchez Production Partners Reports

Third Quarter 2015 Results; Announces Unit

Repurchase Program and 2016 Forecast

HOUSTON—(Marketwired)—Nov. 12, 2015—Sanchez Production Partners LP (NYSE MKT: SPP) (“SPP” or the “Partnership”) today reported third quarter 2015 results, announced plans to implement a unit repurchase program, and provided a base case forecast for 2016.  Highlights from the report include:

•                  An initial distribution declared on the Partnership’s common units of $0.40 per unit ($1.60 per unit annualized)

•                  Implementation of a unit repurchase program of up to $10 million beginning in the fourth quarter 2015

•                  A base case 2016 forecast that shows the Partnership’s Adjusted EBITDA ranging from $54 million to $60 million, with common unit distribution coverage of 2.2x at the midpoint of this range

•                  Total revenue of $13.3 million in the third quarter 2015, which includes $7.9 million of sales revenue, approximately 62% of which was from oil and liquids sales and 38% of which was from natural gas sales, $5.0 million from hedge settlements and $0.4 million from services provided to third parties, before $12.3 million in gains from mark-to-market activities, which is a non-cash item

•                  Operating costs, which include lease operating expenses, production taxes and general and administrative expenses, net of certain non-cash items and non-recurring items, of $24.10 per BOE for the first nine months of 2015, down approximately 5% when compared to the same nine month period of 2014

•                  Adjusted EBITDA for the third quarter 2015 of $0.3 million before adjustments for non-recurring items and $3.7 million after adjustments for non-recurring items

MANAGEMENT COMMENTARY

“Our primary focus during the third quarter 2015 was the execution and closing of the Western Catarina Midstream Transaction, our second transaction with Sanchez Energy Corporation (NYSE: SN) this year and our first acquisition involving gathering and processing assets,”  said Gerald F. Willinger, Interim Chief Executive Officer of SPP’s general partner.  “The Western Catarina Midstream Transaction represents the culmination of over two years of work to refocus and improve the Partnership’s strategic direction and financial outlook, and serves as the cornerstone to our midstream business.  With the Western Catarina Midstream Transaction, we believe that we have successfully repositioned the Partnership to provide enhanced visibility for future growth.”

“Having closed the Western Catarina Midstream Transaction last month, we were pleased, earlier this week, to declare a distribution on our common units, initially set at an annualized rate of $1.60 per unit.  We believe that a distribution at this level provides an attractive yield at the current market price of our common units and enhances our ability to pursue our growth strategy.”

“We also believe the Western Catarina Midstream Transaction provides a solid foundation for next year’s business activity.  Our base case forecast currently shows our Adjusted EBITDA ranging from $54 million to $60 million in 2016.  Based on this forecast, we currently anticipate Distributable Cash Flow of between $14.4 million and $20.4 million in 2016, which would provide coverage on projected distributions to our common unitholders of approximately 2.2x at the midpoint of our forecast.”

“Our base case 2016 forecast assumes divestiture of our Mid-Continent operated assets this year with no additional acquisition or divestiture activity.  However, with recent disruptions in the energy markets and line of sight to over $1 billion in midstream and production assets managed under the Sanchez Oil & Gas Corporation operating platform, we see significant opportunities for growth.  As a result, we currently target a 15% compound annual growth rate in our distribution per unit through 2019.”

“While we are excited about the Partnership’s progress and prospects, we recognize that current conditions in the energy markets have created an environment in which energy companies, generally, and master limited partnerships, in particular, have fallen out of favor in the investment community.  As a result, we believe we currently trade at an implied yield that does not yet fully reflect the Partnership’s value proposition.  We view this as a near-term opportunity, and so are pleased to announce a plan to implement a unit repurchase program of up to $10 million.  The plan, which was approved by the board of directors of our general partner earlier this week, reflects our on-going commitment to return value to our unitholders.”

OPERATING AND FINANCIAL RESULTS

The Partnership produced 367 MBOE during the third quarter 2015 for average net production of 3,991 BOE/D during the quarter.  Net oil and liquids production for the third quarter 2015, which accounted for approximately 33% of the Partnership’s total production during the quarter, was 1,308 BBL/D.  For the first nine months of 2015, the Partnership produced 1,093 MBOE for average net production of 4,002 BOE/D, a decrease of 4% when compared to the same nine month period of 2014.  Net oil and liquids production for the first nine months of 2015 was 1,190 BBL/D, an increase of 13% when compared to the same nine month period of 2014.

The Partnership’s total revenue for the third quarter 2015 includes revenue from sales of $7.9 million, of which approximately 62% was from oil and liquids sales and 38% was from natural gas sales, revenue from hedge settlements of $5.0 million, and revenue from services provided to third parties of $0.4 million.  The Partnership’s total revenue also includes a $12.3 million gain on mark-to-market activities, which is a non-cash item.  Revenue from sales and hedge settlements during the third quarter 2015, which totaled $12.9 million, decreased $1.4 million, or approximately 10%, when compared to the second quarter 2015.

Operating costs, which include lease operating expenses, production taxes and general and administrative expenses, net of certain non-cash items and out-of-period expenses totaling approximately $3.4 million, which are non-recurring items, averaged $25.96 per BOE in the third quarter 2015 as compared to $23.13 per BOE in the prior quarter and $25.76 per BOE in the third quarter 2014.  For the first nine months of 2015, operating costs, adjusted for non-recurring items, averaged $24.10 per BOE, which is down approximately 5% when compared to

$25.45 per BOE reported for the same nine month period of 2014, after adjustments for non-recurring items.

The Partnership reported third quarter 2015 Adjusted EBITDA of $0.3 million, before adjustments for non-recurring items, which compares to Adjusted EBITDA of $5.2 million in the second quarter 2015.  After adjustments for non-recurring items, Adjusted EBITDA for the third quarter 2015 was $3.7 million.  Adjusted EBITDA for the nine months of 2015 was $13.8 million after adjustments for non-recurring items and $5.1 million before adjustments for non-recurring items.  On a GAAP basis, the Partnership reported net income of $7.8 million for the third quarter 2015.  For the first nine months of 2015, the Partnership reported a net loss of $92.5 million, which includes an impairment charge in the first quarter 2015 of $82.9 million related to the Partnership’s legacy assets located in Kansas and Oklahoma.

The Partnership’s capital spending during the third quarter 2015 totaled approximately $0.3 million.  For the first nine months of 2015, the Partnership’s capital spending totaled approximately $1.3 million.

CREDIT FACILITY AND HEDGING UPDATE

As of Nov. 12, 2015, the Partnership has $106 million in debt outstanding under its credit facility, which has a borrowing base of $200 million.  The Partnership reported cash and cash equivalents totaling $8.9 million as of Sep. 30, 2015.

For the period Oct. 1, 2015 through Dec. 31, 2015, the Partnership has hedged approximately 1.1 Bcf of its natural gas production at an effective NYMEX fixed price of approximately $4.17 per Mcf and approximately 109 MBbl of its crude oil production at an effective NYMEX fixed price of approximately $75.64 per barrel.

COMMON UNITS

The Partnership’s issued and outstanding common units as of Nov. 12, 2015 totaled approximately 3.0 million.

On Oct. 15, 2015, the Partnership notified the holders of its Class A preferred units of its election to convert the Class A preferred units pursuant to the terms of the partnership agreement effective March 31, 2016.  Assuming conversion of the Class A preferred units occurs at par (or $16.00 per unit, after adjustment for the one-for-ten reverse split), the

Partnership currently projects an increase in its common unit count of approximately 1.2 million common units at the time of the optional conversion.

UNIT REPURCHASE PROGRAM

The Partnership announced that the board of directors of its general partner has approved a plan pursuant to which the Partnership may, from time to time, repurchase common units of SPP in open market or private transactions for an aggregate amount not to exceed $10 million.  In conjunction with the plan, the Partnership and its lenders have executed an amendment to the Partnership’s credit facility that allows for the repurchase of units so long no event of default exists and the Partnership has unused availability of at least 15% under the credit agreement.  The Partnership anticipates that the repurchase program will be implemented in the fourth quarter 2015, and intends to report any repurchases made under the plan in its quarterly filings with the U.S. Securities and Exchange Commission (“SEC”).  The timing and actual number of units repurchased will depend on a variety of factors, including the unit price, regulatory requirements and other market and economic conditions.  Units repurchased under the program, if any, will be retired, which will reduce the Partnership’s common units outstanding.  The plan may be suspended or discontinued at any time.

DISTRIBUTIONS

On Nov. 10, 2015, the Partnership declared a third quarter 2015 cash distribution on its common units of $0.40 per unit ($1.60 per unit annualized) payable on Nov. 30, 2015 to holders of record on Nov. 20, 2015.  The Partnership also declared a third quarter 2015 paid-in-kind distribution of 2.5% on its Class A preferred units payable on Nov. 30, 2015 to holders of record on Nov. 20, 2015.

2016 FORECAST

Based on hedges in place and forward prices as of Sep. 30, 2015, the Partnership’s “base case forecast” estimates that 2016 Adjusted EBITDA will range from $54 million to $60 million, providing Distributable Cash Flow (“DCF”) of $14.4 million to $20.4 million in 2016.  Based on these forecast results, the Partnership currently projects common unit distribution coverage will range from 1.8x to 2.6x, or 2.2x at the midpoint of the Partnership’s 2016 DCF forecast.

The Partnership’s base case forecast assumes divestiture of its Oklahoma and Kansas operated properties is complete in 2015, with the proceeds from that sale used to reduce debt outstanding under the credit facility.  The forecast also assumes that hedges related to the Partnership’s Oklahoma and Kansas production are retained and restructured.  No incremental asset acquisitions or divestitures are included in the Partnership’s base case forecast.  The base case forecast also assumes no units are repurchased in the open market under the Partnership’s $10 million unit repurchase program.

CONFERENCE CALL INFORMATION

The Partnership will host a conference call at 10:00 a.m. (CST) on Friday, Nov. 13, 2015 to discuss third quarter 2015 results and the Partnership’s 2016 forecast.

To participate in the conference call, analysts, investors, media and the public in the U.S. may dial (888) 849-8924 shortly before 10:00 a.m. (CST).  The international phone number is (773) 756-4804.  The conference password is PARTNERS.

A replay will be available beginning approximately one hour after the end of the call by dialing (866) 388-5359 or (203) 369-0414 (international).  A live audio webcast of the conference call and the earnings release will be available on the Partnership’s website (www.sanchezpp.com) under the Investor Relations page.  The call will also be recorded and archived on the site.

ABOUT THE PARTNERSHIP

Sanchez Production Partners LP (NYSE MKT: SPP) is a publicly-traded limited partnership focused on the acquisition, development, ownership and operation of midstream and other energy production assets.  The Partnership owns an oil and natural gas gathering and processing system located in the Eagle Ford Shale in Dimmit and Webb Counties, Texas.  The Partnership also currently owns producing reserves in the Eagle Ford Shale in South Texas, the Gulf Coast region of Texas and Louisiana, and across several basins in Oklahoma and Kansas.  The Partnership announced in March 2015 that is exploring the possible divestiture of its assets and operations in Oklahoma and Kansas.

ADDITIONAL INFORMATION

Additional information about SPP can be found in the Partnership’s documents on file with the SEC (www.sec.gov) and in the “Investor Presentation” available on the Partnership’s website.

The Partnership anticipates that it will file its third quarter 2015 Form 10-Q with the SEC on or about Nov. 13, 2015.

NON-GAAP MEASURES

We present Adjusted EBITDA in addition to our reported net income (loss) in accordance with GAAP in this news release.  We also provide our earnings forecast in terms of Adjusted EBITDA and Distributable Cash Flow.

Adjusted EBITDA is a non-GAAP financial measure that is defined as net income (loss) adjusted by interest (income) expense, net; income tax expense (benefit); depreciation, depletion and amortization; asset impairments; accretion expense; (gain) loss on sale of assets; (gain) loss from equity investment; unit-based compensation programs; and (gain) loss on mark-to-market activities. Distributable Cash Flow is defined as Adjusted EBITDA less cash interest expense; distributions on preferred units; and maintenance capital.

Adjusted EBITDA and Distributable Cash Flow are used as quantitative standards by our management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure.  Adjusted EBITDA and Distributable Cash Flow are not intended to represent cash flows for the period, nor are they presented as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

We are unable to reconcile our forecast range of Adjusted EBITDA or Distributable Cash Flow to GAAP net income, operating income or net cash flow provided by operating activities because we do not predict the future impact of adjustments to net income (loss), such as

(gains) losses from mark-to-market activities and equity investments or asset impairments due to the difficulty of doing so, and we are unable to address the probable significance of the unavailable reconciliation, in significant part due to ranges in our forecast impacted by changes in oil and natural gas prices and reserves which affect certain reconciliation items.

FORWARD-LOOKING STATEMENTS

This press release contains, and the officers and representatives of the Partnership and its general partner may from time to time make, statements that are considered forward—looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934.  These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which may include statements about our: business strategy; acquisition strategy; financial strategy; anticipated effects of transactions; timing or ability to make, maintain and grow distributions; the ability of our customers to meet their drilling and development plans on a timely basis or at all and perform under gathering and processing agreements; future operating results, including our forecast of Adjusted EBITDA and Distributable Cash Flow; future capital expenditures; and plans, objectives, expectations, forecasts, outlook and intentions.  All of these types of statements, other than statements of historical fact included in this press release, are forward-looking statements.  In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” the negative of such terms or other comparable terminology.

The forward-looking statements contained in this press release are largely based on our expectations, which reflect estimates and assumptions made by our management.  These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors.  Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control.  In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this press release are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or the forward-looking events and circumstances will occur.  Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the “Risk Factors” section in our SEC filings and elsewhere in those filings.  The forward-looking statements speak only as of the date made, and other than as required by law, we do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.  These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

PARTNERSHIP CONTACT

Charles C. Ward

Chief Financial Officer

Sanchez Production Partners GP LLC

(877) 847-0009

(Operating and Financial Highlights Follow)

Sanchez Production Partners LP

Operating Statistics

	Three Months Ended Sep. 30,		Nine Months Ended Sep. 30,
	2015	2014	2015	2014
Net Production in MBOE:
Total production (MBOE)	367	380	1,093	1,135
Average daily production (BOE/D)	3,991	4,129	4,006	4,157

Average Sales Price per BOE:
BOE Net realized price, including hedges (1)	$35.21	$39.50	$35.46	$42.40
BOE Net realized price, excluding hedges (2)	$21.55	$34.03	$22.11	$38.71

(1) Excludes impact of mark-to-market gains (losses)

(2) Excludes all hedges, the impact of mark-to-market gains (losses).

Sanchez Production Partners LP

Condensed Consolidated Statements of Operations

	Three Months Ended Sep. 30,		Nine Months Ended Sep. 30,
	2015	2014	2015	2014
	($ in thousands)		($ in thousands)

Oil, liquids, and gas sales	$13,320	$15,802	$40,659	$50,544
Gain (loss) on mark-to-market activities	12,305	5,594	1,671	(5,318)
Total revenues	25,625	21,396	42,330	45,226

Operating expenses:
Lease operating expenses	5,194	5,296	15,452	15,598
Cost of sales	139	404	469	1,198
Production taxes	443	796	1,396	2,563
General and administrative	7,376	3,780	20,669	12,942
(Gain) loss on sale of assets	2	—	(111)	(23)
Depreciation, depletion and amortization	2,851	4,836	9,050	13,206
Asset impairments	937	43	84,664	237
Accretion expense	265	151	782	451
Total operating expenses	17,207	15,306	132,371	46,172

Other expenses:
Interest expense	672	511	2,440	1,569
Other expense (income)	(52)	(76)	48	(220)
Total expenses, net	17,827	15,741	134,859	47,521
Income (loss) before income taxes	7,798	5,655	(92,529)	(2,295)
Income tax expense	3	—	3	—
Net income (loss)	7,795	5,655	(92,532)	(2,295)
Less:
Preferred unit paid-in-kind distributions	(445)	—	(969)	—
Net income (loss) attributable to common unitholders	$7,350	$5,655	$(93,501)	$(2,295)

Adjusted EBITDA	$295	$5,688	$5,088	$19,679

Net income (loss) per unit prior to conversion (1)
Class A units - Basic	$—	$2.33	$(0.38)	$(0.54)
Class B units - Basic	$—	$1.94	$(0.31)	$(0.79)
Class A units - Diluted	$—	$2.33	$(0.38)	$(0.54)
Class B units - Diluted	$—	$1.93	$(0.31)	$(0.79)
Weighted Average Units Outstanding prior to conversion (1)
Class A units - Basic	—	48,451	48,451	85,720
Class B units - Basic	—	2,855,257	2,879,163	2,835,859
Class A units - Diluted	—	48,451	48,451	85,720
Class B units - Diluted	—	2,866,088	2,879,163	2,835,859
Net income (loss) per unit after conversion (1)
Common units - Basic	$2.33	$—	$(29.83)	$—
Common units - Diluted	$0.55	$—	$(29.83)	$—
Weighted Average Units Outstanding after conversion (1)
Common units - Basic	3,124,004	—	3,103,608	—
Common units - Diluted	14,074,856	—	3,103,608	—

(1) Amounts adjusted for 1-for-10 reverse split completed August 3, 2015.

Sanchez Production Partners LP

Condensed Consolidated Balance Sheets

	Sep. 30,	Dec. 31,
	2015	2014
	($ in thousands)

Current assets	$32,239	$27,300
Oil and natural gas properties, net of accumulated depreciation, depletion, amortization and impairments	123,543	135,310
Other assets	13,997	10,637
Total assets	$169,779	$173,247

Current liabilities	$10,343	$6,893
Long-term debt	106,000	42,500
Other long-term liabilities	18,593	17,031
Total liabilities	134,936	66,424

Members’ equity	—	106,823
Partners’ capital	34,843	—
Total members’ equity/partners’ capital	34,843	106,823
Total liabilities and members’ equity/partners’ capital	$169,779	$173,247

Sanchez Production Partners LP

Reconciliation of Net Income (Loss) to Adjusted EBITDA

	Three Months Ended Sep. 30,		Nine Months Ended Sep. 30,
	2015	2014	2015	2014
	($ in thousands)		($ in thousands)

Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$7,795	$5,655	$(92,532)	$(2,295)
Add:
Interest expense, net	672	511	2,440	1,569
Income tax expense	3	—	3	—
Depreciation, depletion and amortization	2,851	4,836	9,050	13,206
Asset impairments	937	43	84,664	237
Accretion expense	265	151	782	451
(Gain) loss on sale of assets	2	—	(111)	(23)
Unit-based compensation programs	75	86	2,463	1,216
(Gain) loss on mark-to-market activities	(12,305)	(5,594)	(1,671)	5,318
Adjusted EBITDA (1)	$295	$5,688	$5,088	$19,679

	Three Months Ended June 30,
	2015	2014
	($ in thousands)

Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net loss	$(10,341)	$(5,011)
Add:
Interest expense, net	1,122	533
Depreciation, depletion and amortization	3,079	4,320
Asset impairments	862	45
Accretion expense	264	150
Gain on sale of assets	(54)	(16)
Unit-based compensation programs	396	1,029
Loss on mark-to-market activities	9,902	5,915
Adjusted EBITDA (1)	$5,230	$6,965

(1)       Our Adjusted EBITDA should not be considered as an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Our Adjusted EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, our Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

We define Adjusted EBITDA as net income (loss) plus:

• interest (income) expense, net which includes:

• interest expense;

• interest expense net (gain) loss on interest rate derivative contracts; and

• interest (income);

• income tax expense (benefit);

• depreciation, depletion and amortization;

• asset impairments;

• accretion expense;

• (gain) loss on sale of assets;

• (gain) loss from equity investment;

• unit-based compensation programs; and

• (gain) loss on mark-to-market activities.